EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

Algoma Steel Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	457(c) and 457(h)	8,849,266(2)	US$11.09	US$98,138,359.94	.0000927	US$9,097.43
Total Offering Amounts					US$98,138,359.94		US$9,097.43
Total Fee Offsets							—
Net Fee Due							US$9,097.43

(1)

Represents Common Shares, no par value (the “Common Shares”), of Algoma Steel Group Inc. (the “Registrant”) issuable pursuant to long-term equity-based awards, including options, restricted share units, performance share units and deferred share units, under the Omnibus Equity Incentive Plan registered herein.

(2)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional Common Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(3)

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on Nasdaq on March 29, 2022, which was US$11.09 per share.